UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 2)

                                Linear Gold Corp.

--------------------------------------------------------------------------------
                                (Name of Issuer)

                           Common Shares, no par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    53566Q107

--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 October 3, 2008
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [x]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)

CUSIP No. 53566Q107
          ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Sun Valley Gold LLC

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a)  [_]
                                                                         (b) [_]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     4,553,300

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     4,553,300

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     4,553,300

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES

                                                                             [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     16.3%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IA

CUSIP No. 53566Q107
          ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Peter F. Palmedo

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [_]
                                                                         (b) [_]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     4,553,300

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     4,553,300

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     4,553,300

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES

                                                                             [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     16.3%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN

CUSIP No. 53566Q107
          ---------

*This amendment to Schedule 13G is being made as an amendment with respect to Sun Valley Gold LLC and Peter Palmedo, and as an original filing for Sun Valley Gold Master Fund, Ltd., which initially exceeded 5% beneficial ownership in the Issuer on July 10, 2008. Further, this Schedule 13G is being filed under Rule 13d-1(b) with respect to Sun Valley Gold LLC and Peter Palmedo, and under Rule 13d-1(c) with respect to Sun Valley Gold Master Fund, Ltd.

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Sun Valley Gold Master Fund, Ltd.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [_]
                                                                         (b) [_]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     2,635,146

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     2,635,146

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,635,146

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES

                                                                             [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     9.4%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     CO

CUSIP No. 53566Q107
          ---------

Item 1(a).  Name of Issuer:

            Linear Gold Corp.
            --------------------------------------------------------------------

      (b).  Address of Issuer's Principal Executive Offices:

            Suite 502, 2000 Barrington Street
            Halifax, Nova Scotia
            B3J 3K1
            --------------------------------------------------------------------

Item 2(a).  Name of Person Filing:

            Sun Valley Gold LLC
            Peter F. Palmedo
            Sun Valley Gold Master Fund, Ltd.
            --------------------------------------------------------------------

      (b).  Address of Principal Business Office, or if None, Residence:

            620 Sun Valley Road
            P.O. Box 2759
            Sun Valley, ID  83353
            --------------------------------------------------------------------

      (c).  Citizenship:

            Sun Valley Gold LLC - Delaware
            Peter Palmedo - United States of America
            Sun Valley Gold Master Fund, Ltd. - The Cayman Islands
            --------------------------------------------------------------------

      (d).  Title of Class of Securities:

            Common shares, no par value
            --------------------------------------------------------------------

      (e).  CUSIP Number:

            53566Q107
            --------------------------------------------------------------------

Item 3. If This Statement is filed pursuant to ss.240.13d-1(b) or 240.13d-2(b), or (c), check whether the person filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule
               13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          Sun Valley Gold LLC - 4,553,300
          Peter Palmedo - 4,553,300
          Sun Valley GoldMaster Fund, Ltd. - 2,635,146
          ----------------------------------------------------------------------

     (b)  Percent of class:

          Sun Valley Gold LLC - 16.3%
          Peter Palmedo - 16.3%
          Sun Valley Gold Master Fund, Ltd. - 9.4%
          ----------------------------------------------------------------------

     (c)  Number of shares as to which the person has:

          (i)  Sole power to vote or to direct the vote                 0
                                                               ----------------,

          (ii) Shared power to vote or to direct the vote

               Sun Valley Gold LLC -                            4,553,300
               Peter Palmedo -                                  4,553,300
               Sun Valley Gold Master Fund, Ltd. -              2,635,146
                                                               ----------------,

         (iii) Sole power to dispose or to direct the
               disposition of                                           0
                                                               ----------------,

          (iv) Shared power to dispose or to direct the disposition of

               Sun   Valley Gold LLC -                          4,553,300
               Peter Palmedo -                                  4,553,300
               Sun Valley Gold Master Fund, Ltd. -              2,635,146
                                                               ----------------.

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [__].

          N/A
          ----------------------------------------------------------------------

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

          N/A
          ----------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

          N/A
          ----------------------------------------------------------------------

Item 8.  Identification  and  Classification  of Members of the Group.

          N/A
          ----------------------------------------------------------------------

Item 9.  Notice of Dissolution of Group.

          N/A
          ----------------------------------------------------------------------

Item 10.  Certification.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                   November 13, 2008
                                          --------------------------------------
                                                        (Date)


                                          Sun Valley Gold LLC**

                                          By:  /s/ Peter F. Palmedo
                                               --------------------
                                               Peter F. Palmedo
                                               Managing Member

                                          /s/ Peter F. Palmedo**
                                          --------------------
                                          Peter F. Palmedo


                                          Sun Valley Gold Master Fund, Ltd.**

                                          By:  /s/ Peter F. Palmedo
                                               --------------------
                                               Peter F. Palmedo
                                               Director

**The reporting persons hereby disclaim beneficial ownership over the shares reported on this 13G, except to the extent of their pecuniary interest therein.

                                                                       Exhibit A
                                                                       ---------

                                    AGREEMENT
                                    ---------

          The undersigned agree that this Amendment No. 2 to Schedule 13G dated November 13, 2008 relating to the Common Shares, no par value of Linear Gold Corp. shall be filed on behalf of the undersigned.

                                          Sun Valley Gold LLC


                                          By:  /s/ Peter F. Palmedo
                                               --------------------
                                                Peter F. Palmedo
                                                Managing Member

                                          /s/ Peter F. Palmedo
                                          --------------------
                                          Peter F. Palmedo


                                          Sun Valley Gold Master Fund, Ltd.**

                                          By:  /s/ Peter F. Palmedo
                                               --------------------
                                               Peter F. Palmedo
                                               Director


SK 00964 0001 936906